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                                                                   Exhibit 10.41

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of the 15th day of February, 1996, by and between Reddi Brake Supply Corporation, a Nevada corporation ("Employer"), and S. Gerald Birin ("Employee"), with reference to the following facts:

         A.      Employee wishes to be employed by Employer.

         B. Employer and Employee wish to enter into this Agreement to assure Employer of the services of Employee and to set forth the rights and duties of the parties.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

        1.    Employment

              1.1 Employer hereby employs Employee, and Employee hereby accepts and agrees to employment, on the terms and conditions set forth herein.

              1.2 Employee shall serve as the Executive Vice President and Chief Financial Officer of Employer and its wholly-owned subsidiary, Reddi Brake Supply Company, Inc., a California corporation, and any other corporation or other entity which is in control of or controlled by or under common control with Employer, whether or not Employee is directly employed by such other corporation or entity (collectively the "Affiliates"). In such capacity, Employee shall have such authority and power to perform, and shall be responsible for performing, all duties that are customary for an officer holding such office, and shall have such other authority and perform such other duties as may be reasonably assigned by the President or Board of Directors of Employer. Without limiting the generality of the foregoing, Employee shall be responsible, subject only to the direction of the President and the Board of Directors of Employer, for management of the financial, accounting, human resource and other administrative functions of Employer and the Affiliates, including regular consultation with and supervision of other officers and employees. Employee agrees to observe and comply with the reasonable written rules and regulations of Employer, as from time to time in effect, with respect to the performance of his duties and his employment hereunder and to carry out and perform all reasonable written orders, directions and policies announced to him by the President or the Board of Directors.

              1.3 Employee agrees that, except during vacation periods or in accordance with Employer's personnel policies covering reasonable periods of leave or illness or other incapacitation, Employee shall devote substantially all of his business time and services to the business and interests of Employer. Employee shall perform the duties of his office and those assigned to him by Employer's Board of Directors in good faith, to the best of his ability. It is understood that Employer shall employ a person selected by Employee as Employee's secretary.

              1.4 Employee shall not, without the prior written consent of Employer, directly or indirectly, during the term of his employment:





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                      (a)         Render services of a business, professional
or commercial nature to any other corporation, partnership, proprietorship, firm, association or other entity, whether for compensation or otherwise; provided, however, services as an officer or director of a nonprofit or professional organization or, subject to paragraph 1.4(b) below, as a director of two or fewer corporations (other than nonprofit or professional organizations) shall not be prohibited by any provision of this Agreement; or

                      (b) Engage in any activity competitive with Employer's business, whether alone, as a partner, or as an officer, director, employee or shareholder of or consultant to any other corporation, partnership, proprietorship, firm, association or other entity; provided, however, ownership of not more than one percent (1%) of the outstanding securities of any publicly traded corporation or other entity shall not be deemed to be so competitive or otherwise prohibited by any provision of this Agreement.

        2.       Term of Employment

                 Subject to the provisions for termination provided in paragraph 8, Employee's term of employment by Employer shall commence as of the date first above written and shall continue until the close of business on the third (3rd) anniversary thereof (the "Initial Period"), provided, further, that Employee's term of employment hereunder may be extended, at the election and discretion of Employer or Employee, for an additional period (the "Option Term") of one (1) year following such third (3rd) anniversary by delivery of written notice of election to the other no less than ninety (90) days before such third (3rd) anniversary. In the event that Employer or Employee elects to continue this Agreement for the Option Term, the word "Term" shall collectively refer to the Initial Term and the Option Term.

        3.    Compensation

              3.1 As base compensation (the "Base Salary") for all services rendered by Employee hereunder, Employee shall receive salary at the rate of $150,000 per annum; provided that, if Employer achieves net income or "break even" (i.e., no net loss) for its fiscal quarter ending June 30, 1996 or September 30, 1996 (determined according to generally accepted accounting principles with respect to Employer and the Affiliates on a consolidated basis), the Base Salary shall be $175,000 per annum beginning July 1, 1996, or October 1, 1996, as applicable. After July 1, 1996, or October 1, 1996, as applicable, the Base Salary shall be reviewed annually and possible increases shall be considered in good faith by Employer's Board of Directors. The Base Salary shall be payable in accordance with Employer's regular payroll policies and practices in accordance with Employer's regular payroll periods.

              3.2 In addition to the Base Salary, (a) if Employer achieves a net income of at least $250,000 (determined before interest payments and income taxes according to generally accepted accounting principles with respect to Employer the Affiliates on a consolidated basis (the "Consolidated Adjusted Net Income")) for its fiscal quarter ending June 30, 1996, Employer shall pay Employee a bonus of $25,000. Beginning with the fiscal year ending June 30, 1997, Employer shall pay Employee, not later than ten (10) days following availability of Employer's audited





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financial statements for such fiscal year, an annual bonus of at least
$25,000 and no more than $100,000, as follows:

EMPLOYER'S CONSOLIDATED                    AMOUNT OF
ADJUSTED NET INCOME                        BONUS FOR
FOR FISCAL YEAR                            SUCH FISCAL YEAR

$0 - 1,999,000                             $25,000
$2,000,000 - 2,999,999                     $50,000
$3,000,000 - 4,999,999                     $75,000
$5,000,000 or more                         $100,000

              3.3 As additional compensation, Employer shall pay Employee an amount equal to the following applicablepercentages of the net cash proceeds to Employer or an Affiliate from the issuance of any stock or subordinated debt of Employer or an Affiliate on or before June 30, 1996, (excluding any stock issued pursuant to any presently outstanding options, warrants, or convertible securities or any employee or director stock option or other employee benefit plan of Employer or an Affiliate or pursuant to any presently outstanding options, warrants or convertible securities, and subordinated debt or stock the proceeds of issuance of which are immediately used to retire other stock or subordinated debt of Employer or an Affiliate), payable not later than thirty (30) days after receipt of such cash:

MAXIMUM FEES AND COSTS PAYABLE BY          APPLICABLE PERCENTAGE OF NET
EMPLOYER AS PERCENTAGE OF GROSS            CASH PROCEEDS TO EMPLOYER
PROCEEDS RAISED/SECURITIES ISSUED/
MAXIMUM DISCOUNT OF OFFERING PRICE
TO MARKET PRICE

10% payable in Cash/                       Six-Tenths of One Percent (.6%)
10% in Warrants/
20% Discount

11% payable in Cash/                       Five and One-Half Tenths of One
11% in Warrants/                           Percent (.55%)
21% Discount

12% payable in Cash/                       Five-Tenths of One Percent (.5%)
12% in Warrants/
22% Discount

13% payable in Cash/                       Four and One-Half Tenths of One
13% in Warrants/                           Percent (.45%)
23% Discount





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14% payable in Cash/                       Four-Tenths of One Percent (.4%)
14% in Warrants/
24% Discount

15% payable in Cash/                       Three and One-Half Tenths of One
15% in Warrants/                           Percent (.35%)
25% Discount

Over 15% payable in Cash/                  0
Over 15% in Warrants/
Over 25% Discount

[For example, if Employer pays aggregate fees and costs between 10% and 11% of the gross proceeds raised or if Employer grants the underwriter(s), placement agent(s), broker(s) or finder(s) aggregate rights to acquire securities in an amount between 10% and 11% of the securities issued to investors or if the price of the Common Stock (or conversion price of convertible debt) is between 20% and 21% of a discount to the average trading price of Employer's Common Stock for the ten (10) consecutive trading days prior to the closing of the financing, THEN Employer shall pay Employee an amount equal to eight and one-half tenths of one percent (.35%).]


              3.4 Subject to approval by Employer's shareholders at a meeting properly noticed and held in accordance with applicable law and subject to the further provisions of this paragraph 3.4, as additional compensation, if there is a change in control (as defined in paragraph 8.1(e) below), during the Term, Employer shall pay Employee an amount equal to forty percent (40%) of the following amount:

FAIR MARKET VALUE OF "NET
CONSIDERATION" RECEIVED                    PORTION TO WHICH EMPLOYEE'S
BY EMPLOYER AND/OR ITS SHAREHOLDERS        PERCENTAGE IS APPLIED

$60,000,000 or less                        Zero (0)

More than $60,000,000 but not              Five percent (5%) of excess over
  more than $100,000,000                     $60,000,000

More than $100,000,000 but                 $2,000,0000 plus seven-and-one-half
  not more than $125,000,000                 percent (7.5%) of excess over
                                             $100,000,000

More than $125,000,000                     $3,875,000 plus ten percent (10%) of
                                             excess over $125, 000,000

As used herein, "net consideration" shall mean, as applicable, (a) the aggregate amount of consideration (with the value of property other than cash valued in good faith by Employer's





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Board of Directors) received by the Company and/or its stockholders in a Merger or Asset Sale, or (b) with respect to a change of controlling shares, the amount equal to the product of the number of shares of Employer's Common Stock outstanding as of the date of the change of controlling shares multiplied by the average closing price per share for the ten (10) consecutive trading days beginning on such date. Notwithstanding the foregoing, any amounts which would otherwise be payable under this paragraph 3.4 shall be reduced to the extent necessary to ensure that (a) Employee's "net after-tax proceeds" attributable to all amounts payable by Employer to Employee (whether pursuant to this Agreement or otherwise) which constitute "parachute payments" under Section
280G of the Internal Revenue Code of 1986, as amended (the "Code"), after giving effect to such reduction, exceeds (b) the Employee's net after-tax proceeds which would be attributable to all amounts payable by Employer to Employee (whether pursuant to this Agreement or otherwise) which would constitute "parachute payments" under Section 280G of the Code, if such reduction had not been made. For purposes of the preceding sentence, (i) the term "net after-tax proceeds" shall mean the portion of a parachute payment which remains payable to Employee after Employee has paid federal, state, and local income taxes on such parachute payment, and the excise tax imposed by
Section 4999 of the Code on any portion of such parachute payment which constitutes an "excess parachute payment," (ii) the determination whether any amount constitutes a "parachute payment" or an "excess parachute payment" shall be made without regard to whether such payment constitutes "reasonable compensation" for Employee's services within the meaning of Section 280G(b)(4) of the Code, Proposed Treasury Regulation Section 1.280G-1 Q&A-9, Q&A-39, or any successor provisions, and (iii) Employer's certified public accountant shall determine the amount of all "parachute payments," "excess parachute payments," "net after-tax proceeds," and, consequently, the amount of any reduction in the payments to be made by Employer to Employee under this paragraph 3.4, and such determination shall be final and binding upon Employer and Employee.

        4.       Reimbursements

                 Employee is authorized to incur ordinary and necessary expenses for promoting the business of Employer and fulfilling his duties hereunder, including without limitation expenses for professional license fees, dues and subscriptions, entertainment, travel (including actual costs incurred for oil and gas and repairs and maintenance of an automobile), and similar items. Employer shall reimburse Employee for all such expenses paid by Employee upon the presentation by Employee of an itemized account of such expenditures.

        5.       Benefits

                 5.1 Employer shall pay Employee a nonaccountable automobile allowance of $650 per month during the Term. In addition, Employee shall be entitled to receive such vacation, sick leave, medical, dental, and vision insurance (including spouse and dependent coverage thereunder) and other benefits as from time to time generally become available to executive employees of Employer in accordance with the then existing personnel policies of Employer.





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              5.2         During the Term, subject to Employee's insurability,
Employer shall maintain, for the benefit of Employee, an individual disability income insurance policy providing monthly benefits equal to two-thirds (2/3) of Employee's monthly Base Salary then in effect during the period of any disability of Employee, with a waiting period for commencement of benefits of not more than six (6) months.

              5.3 Beginning on the first anniversary of the date first set forth above and continuing through the Term, subject to Employee's insurability, Employer shall pay to Employee an amount equal to the annual premium on an individual whole life insurance policy on Employee's life in a face amount equal to three (3) times the Base Salary then in effect, which policy shall be owned by Employee or his designee and in which Employer shall have no interest.

              5.4 If the principal administrative offices of Employer are not moved to within thirty-five (35) miles of Employee's current residence in Bel Air, California by June 30, 1997, Employer shall reimburse Employee for his reasonable out-of-pocket costs (including closing costs, broker's commission, moving costs, and similar costs) in selling or leasing his current residence and purchasing or leasing a new residence within thirty-five (35) miles of Employer's principal administrative offices, provided, however, that such reimbursement shall not include any loss Employee may incur on the sale or lease of his current residence or the purchase price or rental of his new residence.

        6.       Trade Secrets

                 All information not disclosed to the public by Employer regarding its business which is compiled by, obtained by or furnished to Employee during the term of this Agreement is acknowledged to be confidential information and the exclusive property of Employer. Employee specifically agrees that he will not at any time, whether during or subsequent to the term of Employee's employment by Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Employer, including, without limiting the generality of the foregoing, the names, buying habits or practices of any of its customers, its marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which is sells or has sold its products or services, sales costs, lists or other written records used in Employer's business, compensation paid to employees and other terms of employment or any other confidential information of, about or concerning the business of Employer, its manner of operation or other confidential data of any kind, nature or description, the parties hereto stipulating that as between them the same are important, material and confidential trade secrets and affect the successful conduct of Employer's business, and its goodwill, and that any breach of any term of this paragraph is a material breach of this Agreement in addition to other remedies available at law or in equity. All product brochures and literature, mailing lists, lists of prospective or actual customers, address or information listings, trade publication and address listings, trade show attendee listings, equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and other written, graphic or electronic





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records, and the like, affecting or relating to the business of Employer, which
Employee shall prepare, use, construct, observe, possess or control shall be and remain Employer's sole property.

        7.       Employee's Duties on Termination

                 Upon the termination of the employment of Employee hereunder, Employee agrees to promptly deliver to Employer all written, printed or otherwise recorded materials of any kind whatsoever effecting or relating to Employer's business, whether or not specified in paragraph 6, which are in his possession or under his control.

        8.       Termination of Employment

              8.1 This Agreement and the employment of Employee hereunder may be terminated at any time prior to the expiration of the term of this Agreement as follows:

                      (a)         Upon the mutual agreement of Employer
and Employee;

                      (b) By Employer, if Employee dies or becomes disabled by reason of sickness, physical or mental disability or any other cause which materially impairs his ability to perform his duties under this Agreement for one hundred twenty (120) consecutive days or more than one hundred eighty (180) days during any one (1) year period;

                      (c) By Employer, in the event (i) of conduct of Employee involving material financial improprieties, embezzlement or fraud,
(ii) Employee has been convicted of plead guilty or no contest to any felony involving monies or other property; or (iii) of willful misconduct by Employee causing material harm to Employer, but only if (x) Employee shall have failed to discontinue such misconduct within ten (10) days after receiving notice from Employer that it will consider the continuation of such misconduct cause for termination of this Agreement, or (y) the misconduct is of such nature that Employer would be materially prejudiced thereby whether or not Employee discontinues such misconduct;

                      (d) By Employer, if Employee shall otherwise materially default in the performance of his obligations, services or duties hereunder or shall materially breach any provision of this Agreement, but only if Employee shall not have discontinued the conduct giving rise to the right of termination within thirty (30) days after receiving written notice from Employer that it will consider the continuation of such conduct cause for termination of this Agreement; or

                      (e) By Employer, without cause, upon thirty (30) days written notice to Employee, or if there is a "change in control" (as defined below) at any time during the Term and Employee elects to terminate this Agreement; provided, however, that in such event, Employee shall be entitled to the severance benefits set forth in paragraph 8.3 below. As used herein, a "change in control" means: (i) (A) a merger of Employer or an Affiliate with or into any other entity in which Employer or an Affiliate is not the surviving corporation or survives as a subsidiary of another entity,
(B) a consolidation of Employer or an Affiliate with any other entity, or (C) the sale, lease or other disposition of all or substantially all of Employer's or an Affiliate's





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assets or the adoption of a plan of complete liquidation of Employer or an
Affiliate or (ii) the acquisition by any person, entity or "group" (as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of beneficial ownership or control of securities representing (A) fifty percent (50%) or more of the combined voting power of Employer's then-outstanding securities or (B) less than fifty percent (50%) of the combined voting power of Employer's then-outstanding securities if, in connection with such acquisition, the persons who were directors before such transaction shall cease to constitute a majority of Employer's Board of Directors; provided, however, that a change in control shall not be deemed to have occurred solely as a result of any transaction between Employer and an Affiliate. As used herein, "merger or asset sale" means any transaction described in clause (i) of the above definition of "change in control"; "change of controlling shares" means any transaction described in clause (ii) of the above definition of "change in control".

Termination of Employee's employment under paragraph 8.1(c) or 8.1(d) shall not be in limitation of any other right or remedy Employer may have under this Agreement or at law or in equity.

              8.2 If this Agreement is terminated by Employer pursuant to paragraph 8.1(c) or 8.1(d), such termination shall be deemed "with cause". In such event, or if Employee terminates this Agreement, Employer shall pay to Employee, on the last day of his employment, all of Employee's Base Salary, amounts payable pursuant to paragraph 3.3, pay in lieu of vacation, and other benefits theretofore accrued but unpaid or untaken, and Employer shall pay to Employee, within 10 days after availability of audited financial statements for Employer's relevant fiscal year, bonuses (determined on a pro rata basis of the amount provided for in paragraph 3.2). The pro rata portion of Employee's bonus payable hereunder shall be determined by multiplying the amount otherwise due to Employee under paragraph 3.2 had he remained employed by Employer through the end of the then current fiscal year by a fraction, the numerator of which is the number of full weeks he was employed in such fiscal year and the denominator of which is fifty-two (52), provided, however, that the Employee shall not be entitled to either such bonus if he terminates this Agreement without giving at least 90 days prior written notice to Employee.

              8.3 If this Agreement is terminated pursuant to paragraph 8.1(b) or (e), in addition to the amounts provided in paragraph 8.2, Employee shall receive: (a) an amount equal to the Base Salary, as provided in paragraph 3.1, for a continuing period of one (1) year following the date of termination, provided, however, that, in the case of a termination pursuant to paragraph 8.1(b), the amounts so payable to Employee shall be reduced by the amounts which Employee receives under the disability insurance policy described in paragraph 5.2 above; (b) continuing medical, dental, and vision insurance benefits as provided in paragraph 5.1 above, for Employee, his spouse and dependents throughout the one (1) year period following the date of termination; and (c) reimbursement of any outplacement fees incurred by Employee for counseling and employment searches, up to a maximum aggregate amount of such reimbursement of $7,500. The amounts due Employee under this paragraph 8.3 shall continue to be paid in the event of Employee's death or total disability occurring within the one (1) year period following termination and shall not be subject to any reduction in the event Employee commences other employment during such period.





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              8.4         In the event Employee becomes entitled to any
payments under this paragraph 5, he acknowledges and agrees that such payments shall be made in full satisfaction of all rights of Employee arising as a result of the termination of his employment hereunder. Such payments shall be subject to withholding for federal, state and local income taxes, social security, disability and the like. In the event a payment is required for any period which is less than a full month, the amount of the payment shall be prorated.

              8.5 Nothing contained in this paragraph 5 shall be construed as imposing on Employer an obligation to make a severance payment to Employee if the employment of Employee is terminated pursuant to the provisions of paragraph 8.1(a).

        9.       Other Covenants

              9.1 During the term of his employment, Employee agrees that he will not undertake any planning for or organization of any business activity competitive with Employer's business or combine or conspire with other employees or representatives of Employer's business for the purpose of organizing any such competitive business activity.

              9.2 During the term of his employment and for two (2) years following his termination as an employee (the "Post-Termination
Period"), Employee agrees that he will not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor or otherwise) by Employer to terminate his or her employment or engagement with Employer.

              9.3 During the term of his employment and the Post-Termination Period, Employee agrees that he will not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any corporation, partnership, proprietorship, firm, association or other entity which is a customer or a supplier of goods or services to Employer to terminate or alter its business relations with Employer.

       10.       Severable Provisions

                 The provisions of this Agreement are severable, and, if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable, in any jurisdiction, shall nevertheless be binding and enforceable.

       11.       Waiver

                 Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions or prevent that party thereafter from enforcing each and every other provision of this Agreement.

       12.       Enforcement





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                 Employer and Employee recognize and acknowledge that Employee is employed hereunder in a position where Employee will be rendering personal services of a special, unique, unusual and extraordinary character. Employee agrees that the breach by him of this Agreement, including its covenants, could not reasonably or adequately be compensated in damages in an action at law and that Employee shall be entitled to injunctive relief, which may include but shall not be limited to restraining Employee from rendering any services that would breach this Agreement. However, no remedy conferred by any of the specific provisions of this Agreement (including this paragraph 12) is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by Employer shall not constitute a waiver of the right to pursue other available remedies.

       13.       Governing Law

                 This Agreement and performance under it shall be construed in accordance with and under the laws of the State of California. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope, such term or provision shall be adjusted rather than voided and interpreted so as to be enforceable to the fullest extent possible, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

       14.       Employee's Representations

                 Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

       15.       Notices

                 Any notice or other communication to be given hereunder shall be in writing and shall be personally delivered, sent by United States certified mail, sent by Federal Express or similar overnight express delivery service, or sent by electronic facsimile (fax) or other similar electronic means, with a copy to be sent the same day by regular U.S. mail. Notices to Employer shall be addressed to Employer at its principal place of business, to the attention of the President; notices to Employee shall be addressed to him at 1110 Chantilly Road, Los Angeles, CA 90077, or, if different, the home address last shown on the records of Employer, with a copy to Robert C. Kopple, Esq., Kopple & Klinger, 2029 Century Park East, Suite 1040, Los Angeles, CA 90067. Any party may hereafter designate in writing to the other a different address. Any such notice shall be deemed given (a) when personally delivered,
(b) 48 hours after deposit in the United States mail, addressed as aforesaid with postage and certification fee prepaid, (c) one business day after having been delivered to Federal Express or similar overnight express delivery





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service for overnight delivery, or (d) upon transmission by facsimile (fax) or other similar electronic means.

       16.       Counterparts

                 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       17.       Attorneys' Fees

                 If any action at law or in equity is necessary to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements, in addition to any other relief to which such party may be entitled at law or in equity.

       18.       Entire Agreement

                 This Agreement and any Stock Option Agreement entered into by and between the parties are the entire agreement between them and supersede all prior agreements and understandings between the parties (whether written or oral) regarding the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

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       19.       Binding Agreement

                 The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding on the successors and assigns of Employer. Employee's obligations under paragraphs 6, 7, and 9 shall continue in effect beyond the term hereof and shall be binding on Employee's assigns, heirs, executors, administrators and other legal representatives. Employer's obligation under paragraphs 8.2 and 8.3 shall continue in effect beyond the term hereof and shall be binding of Employer's assigns and successors.

       20.       Titles and Headings

                 Titles and headings to paragraphs in this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions of it.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.


"Employer"                        REDDI BRAKE SUPPLY CORPORATION,
                                  a Nevada corporation



                                  By: _______________________________________
                                      Its: Chairman of the Board



"Employee"                            _______________________________________
                                      S. Gerald Birin




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